Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2019 THIRD QUARTER RESULTS
Revenues of $45.2 billion for the Third Quarter, a 4.9 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $1.43 and Adjusted Diluted EPS of $1.76
Adjusted Diluted EPS Guidance Range Raised to $7.00 to $7.10 for Fiscal 2019

VALLEY FORGE, PA, August 1, 2019 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2019 third quarter ended June 30, 2019, revenue increased 4.9 percent to $45.2 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.43 for the June quarter of fiscal 2019, compared to $1.25 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 14.3% to $1.76 in the fiscal third quarter.

The Company raised its adjusted diluted EPS guidance range for fiscal 2019 from $6.70 to $6.90 to $7.00 to $7.10. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2019 Expectations.

“We are extremely pleased with the continued overall strong performance by both the Pharmaceutical Distribution Services and Global Commercialization Services & Animal Health groups this quarter. Our associates continue to execute, grow and deliver differentiated value for our customers and partners,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“As we move toward the end of fiscal 2019, our focus remains on serving our manufacturer and provider customers more efficiently and effectively,” Mr. Collis continued, “AmerisourceBergen’s strategy, execution and purpose position the Company to continue creating long-term value for all of our stakeholders.”

Third Quarter Fiscal Year 2019 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$45.2B	$45.2B
Gross Profit	$1.2B	$1.2B
Operating Expenses	$825M	$723M
Operating Income	$407M	$507M
Interest Expense, Net	$36M	$36M
Effective Tax Rate	18.6%	21.0%
Net Income Attributable to ABC	$302M	$372M
Diluted Earnings Per Share	$1.43	$1.76
Diluted Shares Outstanding	211M	211M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

Third Quarter GAAP Results

•
Revenue: In the third quarter of fiscal 2019, revenue was $45.2 billion, up 4.9 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in Pharmaceutical Distribution Services revenue and an 8.6 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2019 third quarter was $1.2 billion, a 1.6 percent increase compared to the same period in the previous fiscal year. Gross profit in the current year quarter was favorably impacted by the increase in Pharmaceutical Distribution Services' gross profit and the increase in gross profit in Other, offset in part by a decrease in gains from antitrust litigation settlements and a decrease in the LIFO credit. Gross profit as a percentage of revenue was 2.72 percent, a decrease of 9 basis points from the prior year quarter.

•
Operating Expenses: In the third quarter of fiscal 2019, operating expenses were $824.5 million, compared to $822.1 million in the same period last fiscal year. An increase in distribution, selling and administrative costs to support revenue growth was substantially offset by lower depreciation and amortization expense and lower employee severance, litigation and other expenses. Operating expenses as a percentage of revenue in the fiscal 2019 third quarter was 1.82 percent, compared to 1.91 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2019 third quarter, operating income was $406.7 million versus $389.2 million in the prior year quarter as the increase in gross profit exceeded the increase in operating expenses. Operating income as a percentage of revenue was 0.90 percent in the third quarter of fiscal 2019 and 2018.

•
Interest Expense, Net: In the fiscal 2019 third quarter, net interest expense of $35.9 million was down 23.8 percent versus the prior year quarter due to an increase in interest income as a result of an increase in our invested cash balance and an increase in interest rates. Additionally, interest expense was lower due to a decrease in average borrowings.

•	Effective Tax Rate: The effective tax rate was 18.6 percent for the third quarter of fiscal 2019 and 19.5 percent in the prior year quarter.

•
Diluted Earnings Per Share: Diluted earnings per share was $1.43 in the third quarter of fiscal 2019 compared to $1.25 in the previous fiscal year’s third quarter. This increase was primarily due to an increase in operating income, a lower share count, and lower net interest expense.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2019 were 211.2 million, a 4.3 percent decline versus the prior fiscal year third quarter primarily due to share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•
Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2019, revenue was $45.2 billion, up 4.9 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in Pharmaceutical Distribution Services revenue and an 8.6 percent increase in revenue within Other.

•
Adjusted Gross Profit: Adjusted gross profit in the fiscal 2019 third quarter was $1.2 billion, which was up 4.9 percent compared to the same period in the previous year, due to the increase in gross profit in Pharmaceutical Distribution Services and an increase in gross profit in Other. Adjusted gross profit as a percentage of revenue was 2.72 percent in the fiscal 2019 third quarter, which was flat compared to the prior year quarter.

•
Adjusted Operating Expenses: In the third quarter of fiscal 2019, adjusted operating expenses were $722.9 million, an increase of 3.7 percent compared to the same period in the last fiscal year primarily due to an increase in costs to support revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2019 third quarter was 1.60 percent, compared to 1.62 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2019 third quarter, adjusted operating income of $506.7 million increased 6.8 percent from the prior year period due to a 4.9 percent increase in operating income within Pharmaceutical Distribution Services and a 15.6 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue increased 2 basis points to 1.12 percent in the fiscal 2019 third quarter compared to the previous fiscal year’s third quarter.

•
Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2019 third quarter, net interest expense of $35.9 million was down 23.8 percent versus the prior year quarter due to an increase in interest income as a result of an increase in our invested cash balance and an increase in interest rates. Additionally, interest expense was lower due to a decrease in average borrowings.

•	Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the third quarter of fiscal 2019 and was 20.3 percent in the previous fiscal year’s third quarter.

•
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 14.3 percent to $1.76 in the third quarter of fiscal 2019 compared to $1.54 in the previous fiscal year’s third quarter, driven by the increase in adjusted operating income, a lower share count, and lower net interest expense.

•
Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2019 were 211.2 million, a 4.3 percent decline versus the prior fiscal year third quarter primarily due to share repurchases.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $43.5 billion, an increase of 4.7 percent compared to the same quarter in the prior fiscal year primarily due to continued strong specialty product sales, increased volume associated with the growth of some of its largest customers, and overall market growth. Segment operating income of $411.7 million in the third quarter of fiscal 2019 was up 4.9 percent compared to the same period in the previous fiscal year, primarily due to the increase in gross profit, offset in part by an increase in operating expenses.

Other

Revenue in Other was $1.7 billion in the third quarter of fiscal 2019, an increase of 8.6 percent compared to the same period in the prior fiscal year primarily due to growth at MWI and ABCS's growth in its Canadian operations. Operating income in Other increased 15.6 percent to $95.1 million in the third quarter of fiscal 2019. This increase was primarily due to the results at MWI.

Recent Company Highlights & Milestones

•	AmerisourceBergen and Good Neighbor Pharmacy unveiled new solutions to empower pharmacies to tell their unique stories at ThoughtSpot 2019, Good Neighbor Pharmacy’s annual tradeshow.

•	AmerisourceBergen appointed Leslie Donato to its executive team as Executive Vice President & Chief Strategy Officer.

•	AmerisourceBergen entered a long-term strategic relationship with OneOncology, a national partnership of community oncologists in the United States.

•
AmerisourceBergen released its annual Corporate Citizenship Report, detailing how the company continues to advance sustainable practices and community investment to create healthier futures around the world. The report focuses on four core areas: opioid abuse mitigation efforts, engaged associates, sustainable operations and healthy communities.

•
World Courier, a global leader in specialty logistics, expanded its commercial third-party logistics (3PL) storage and distribution services at 11 of its 14 pharmaceutical depots and began the rollout of a new online customer portal to provide partners with key data and insights to manage their products throughout the supply chain and support self-service reporting.

•
Innomar Strategies, AmerisourceBergen’s Canadian operations business unit, announced the addition of Chronically Simple, a secure web-based service and mobile application that is designed to meet the complex needs of patients with chronic illnesses and ongoing health challenges, to its portfolio of digital solutions.

•
Xcenda, AmerisourceBergen’s strategic consulting business unit, celebrated its 25th anniversary and launched several new solutions designed to help pharmaceutical manufacturers differentiate their products and reach more patients.

•
The AmerisourceBergen Foundation, a separate not-for-profit charitable giving organization, hosted its inaugural conference, a two-day summit focused on developing strategies to address two of the most pressing challenges in healthcare today: access to healthcare and prescription drug and opioid safety. The conference brought together more than 50 like-minded nonprofit partners to identify best practices, share resources and learn from one another.

•
AmerisourceBergen has been named a 2019 DiversityInc ‘Noteworthy’ company for the third year in a row, based on its hiring, retention and promotion of women, minorities, people with disabilities, LGBT and veterans.

Fiscal Year 2019 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2019 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has updated its fiscal year 2019 financial guidance to reflect the Company’s continued strong performance, solid execution and greater than anticipated number of share repurchases. The Company now expects:

•	Adjusted Diluted EPS to be in the range of $7.00 to $7.10, up from the previous range of $6.70 to $6.90.

Additional expectations now include:

•	Adjusted operating income growth in the 3 percent to 4 percent range, up from low-single digit percent range;

◦	Pharmaceutical Distribution Services segment operating income growth in the 2 percent to 3 percent range, narrowed from low-single digit percent range;

•	Adjusted effective tax rate of approximately 21 percent, narrowed from between 21 percent and 22 percent;

•	Adjusted Free Cash Flow is now expected to be between $1.5 billion to $1.7 billion, up from $1.4 billion to $1.6 billion;

•	Weighted average diluted shares are now expected to be approximately 212 million, down from the previous expectation of approximately 214 million.

All other previously communicated aspects of the Company's fiscal year 2019 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 1, 2019. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 326-1019. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 469499.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•Morgan Stanley Annual Global Healthcare Conference, September 9-11, New York.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $160 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; material adverse developments or resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; regulatory or enforcement action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business or the related consent decree; suspension of production of CSPs, including continued suspension at our Memphis facility; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations or PharMEDium), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the fact the acquisition of H. D. Smith may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2019	% of Revenue	Three Months Ended June 30, 2018	% of Revenue	% Change
Revenue	$45,239,265		$43,142,309		4.9%

Cost of goods sold	44,008,026		41,930,968		5.0%

Gross profit [1]	1,231,239	2.72%	1,211,341	2.81%	1.6%

Operating expenses:
Distribution, selling, and administrative	656,943	1.45%	626,548	1.45%	4.9%
Depreciation and amortization	107,596	0.24%	120,045	0.28%	(10.4)%
Employee severance, litigation, and other [2]	60,006		75,553
Total operating expenses	824,545	1.82%	822,146	1.91%	0.3%

Operating income	406,694	0.90%	389,195	0.90%	4.5%

Other income	(342)		(3,158)
Interest expense, net	35,921		47,151		(23.8)%

Income before income taxes	371,115	0.82%	345,202	0.80%	7.5%

Income tax expense	69,113		67,327		2.7%

Net income	302,002	0.67%	277,875	0.64%	8.7%

Net income attributable to noncontrolling interest	(43)		(2,066)

Net income attributable to AmerisourceBergen Corporation	$301,959	0.67%	$275,809	0.64%	9.5%

Earnings per share:
Basic	$1.44		$1.26		14.3%
Diluted	$1.43		$1.25		14.4%

Weighted average common shares outstanding:
Basic	209,705		218,569		(4.1)%
Diluted	211,161		220,760		(4.3)%
 ________________________________________

[1]
Includes $11.7 million of PharMEDium remediation costs, a $9.9 million LIFO credit, and a $3.5 million gain from antitrust litigation settlements in the three months ended June 30, 2019. Includes a $35.6 million gain from antitrust litigation settlements, a $16.1 million LIFO credit, and $12.0 million of PharMEDium remediation costs in the three months ended June 30, 2018.

[2]
Includes $10.8 million of employee severance, $18.8 million of litigation costs primarily related to opioid lawsuits and investigations, and $30.4 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended June 30, 2019. Includes $4.8 million of employee severance, $39.0 million of litigation costs primarily related to opioid lawsuits, investigations, and related initiatives, and $31.7 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended June 30, 2018.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2019	% of Revenue	Nine Months Ended June 30, 2018	% of Revenue	% Change
Revenue	$133,951,319		$124,642,499		7.5%

Cost of goods sold	129,997,744		121,062,823		7.4%

Gross profit [1]	3,953,575	2.95%	3,579,676	2.87%	10.4%

Operating expenses:
Distribution, selling, and administrative	1,941,564	1.45%	1,802,496	1.45%	7.7%
Depreciation and amortization	353,862	0.26%	344,569	0.28%	2.7%
Employee severance, litigation, and other [2]	156,067		143,023
Impairment of long-lived assets [3]	570,000		—
Total operating expenses	3,021,493	2.26%	2,290,088	1.84%	31.9%

Operating income	932,082	0.70%	1,289,588	1.03%	(27.7)%

Other (income) loss [4]	(11,739)		26,289
Interest expense, net	121,366		131,652		(7.8)%
Loss on consolidation of equity investments	—		42,328
Loss on early retirement of debt	—		23,766

Income before income taxes	822,455	0.61%	1,065,553	0.85%	(22.8)%

Income tax expense (benefit)	100,627		(356,335)

Net income	721,828	0.54%	1,421,888	1.14%	(49.2)%

Net loss attributable to noncontrolling interest	918		3,229

Net income attributable to AmerisourceBergen Corporation	$722,746	0.54%	$1,425,117	1.14%	(49.3)%

Earnings per share:
Basic	$3.45		$6.52		(47.1)%
Diluted	$3.42		$6.44		(46.9)%

Weighted average common shares outstanding:
Basic	209,484		218,698		(4.2)%
Diluted	211,151		221,297		(4.6)%
 ________________________________________

[1]
Includes a $142.7 million gain from antitrust litigation settlements, a $79.7 million LIFO credit, $41.9 million of PharMEDium remediation costs, and a $22.0 million reversal of a prior period assessment relating to the New York Opioid Stewardship Act in the nine months ended June 30, 2019. Includes a $35.9 million gain from antitrust litigation settlements, $34.5 million of PharMEDium remediation costs, and a $16.1 million LIFO credit in the nine months ended June 30, 2018.

[2]
Includes $29.6 million of employee severance, $47.2 million of litigation costs primarily related to opioid lawsuits and investigations, and $79.3 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the nine months ended June 30, 2019. Includes $33.2 million of employee severance, $49.5 million of litigation and opioid-related costs primarily related to opioid lawsuits, investigations, and related initiatives, and $60.3 million of other costs related to business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the nine months ended June 30, 2018.

[3]	Impairment of finite-lived intangible assets and property and equipment relating to PharMEDium.

[4]
Includes a $13.7 million gain on the sale of an equity investment in the nine months ended June 30, 2019. Includes a $30.0 million impairment on a non-customer note receivable in the nine months ended June 30, 2018.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,231,239	$824,545	$406,694	$371,115	$69,113	$(43)	$301,959	$1.43

Gain from antitrust litigation settlements	(3,480)	—	(3,480)	(3,480)	(1,849)	—	(1,631)	(0.01)

LIFO credit	(9,913)	—	(9,913)	(9,913)	(3,061)	—	(6,852)	(0.03)

PharMEDium remediation costs	11,698	(7,646)	19,344	19,344	5,301	—	14,043	0.07

New York State Opioid Stewardship Act	—	—	—	—	(149)	—	149	—

Acquisition-related intangibles amortization	—	(34,024)	34,024	34,024	9,511	(440)	24,073	0.11

Employee severance, litigation, and other	—	(60,006)	60,006	60,006	16,329	—	43,677	0.21

Impairment of long-lived assets	—	—	—	—	3,848	—	(3,848)	(0.02)

Gain on sale of an equity investment	—	—	—	—	(93)	—	93	—

Adjusted Non-GAAP	$1,229,544	$722,869	$506,675	$471,096	$98,950	$(483)	$371,663	$1.76

Adjusted Non-GAAP % change vs. prior year period	4.9%	3.7%	6.8%	9.4%	13.2%		9.1%	14.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.72%	2.72%
Operating expenses	1.82%	1.60%
Operating income	0.90%	1.12%

________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,211,341	$822,146	$389,195	$345,202	$67,327	$(2,066)	$275,809	$1.25

Gain from antitrust litigation settlements	(35,600)	—	(35,600)	(35,600)	(9,678)	—	(25,922)	(0.12)

LIFO credit	(16,142)	—	(16,142)	(16,142)	(4,391)	—	(11,751)	(0.05)

PharMEDium remediation costs	12,043	(3,458)	15,501	15,501	3,860	—	11,641	0.05

Acquisition-related intangibles amortization	—	(45,916)	45,916	45,916	11,152	(402)	34,362	0.16

Employee severance, litigation, and other	—	(75,553)	75,553	75,553	19,484	—	56,069	0.25

Loss on early retirement of debt	—	—	—	—	(376)	—	376	—

Adjusted Non-GAAP	$1,171,642	$697,219	$474,423	$430,430	$87,378	$(2,468)	$340,584	$1.54

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.81%	2.72%
Operating expenses	1.91%	1.62%
Operating income	0.90%	1.10%

________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$3,953,575	$3,021,493	$932,082	$822,455	$100,627	$918	$722,746	$3.42

Gain from antitrust litigation settlements	(142,735)	—	(142,735)	(142,735)	(37,299)	—	(105,436)	(0.50)

LIFO credit	(79,747)	—	(79,747)	(79,747)	(20,839)	—	(58,908)	(0.28)

PharMEDium remediation costs	41,943	(13,793)	55,736	55,736	14,565	—	41,171	0.19

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(5,749)	—	(16,251)	(0.08)

Acquisition-related intangibles amortization	—	(125,770)	125,770	125,770	32,866	(1,383)	91,521	0.43

Employee severance, litigation, and other	—	(156,067)	156,067	156,067	40,783	—	115,284	0.55

Impairment of long-lived assets	—	(570,000)	570,000	570,000	148,951	—	421,049	1.99

Gain on sale of an equity investment	—	—	—	(13,692)	(3,578)	—	(10,114)	(0.05)

Tax reform [1]	—	—	—	—	36,997	—	(36,997)	(0.18)

Adjusted Non-GAAP	$3,751,036	$2,155,863	$1,595,173	$1,471,854	$307,324	$(465)	$1,164,065	$5.51	[2]

Adjusted Non-GAAP % change vs. prior year period	5.3%	7.1%	3.0%	3.6%	(0.3)%		4.4%	9.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.95%	2.80%
Operating expenses	2.26%	1.61%
Operating income	0.70%	1.19%

________________________________________

[1]	Includes a measurement period adjustment to the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$3,579,676	$2,290,088	$1,289,588	$1,065,553	$(356,335)	$3,229	$1,425,117	$6.44

Gain from antitrust litigation settlements	(35,938)	—	(35,938)	(35,938)	(9,775)	—	(26,163)	(0.12)

LIFO credit	(16,142)	—	(16,142)	(16,142)	(4,391)	—	(11,751)	(0.05)

PharMEDium remediation costs	34,549	(3,458)	38,007	38,007	10,338	—	27,669	0.13

Acquisition-related intangibles amortization	—	(130,267)	130,267	130,392	35,469	(1,071)	93,852	0.42

Employee severance, litigation, and other	—	(143,023)	143,023	143,023	38,905	—	104,118	0.47

Loss on consolidation of equity investments	—	—	—	42,328	—	—	42,328	0.19

Impairment on non-customer note receivable	—	—	—	30,000	—	—	30,000	0.14

Loss on early retirement of debt	—	—	—	23,766	6,465	—	17,301	0.08

Tax reform [1]	—	—	—	—	587,595	—	(587,595)	(2.66)

Adjusted Non-GAAP	$3,562,145	$2,013,340	$1,548,805	$1,420,989	$308,271	$2,158	$1,114,876	$5.04

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.87%	2.86%
Operating expenses	1.84%	1.62%
Operating income	1.03%	1.24%

________________________________________

[1]
Represents the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2019	2018	% Change
Pharmaceutical Distribution Services	$43,527,552	$41,581,866	4.7%
Other	1,734,538	1,597,223	8.6%
Intersegment eliminations	(22,825)	(36,780)

Revenue	$45,239,265	$43,142,309	4.9%

	Three Months Ended June 30,
Operating income	2019	2018	% Change
Pharmaceutical Distribution Services	$411,707	$392,652	4.9%
Other	95,110	82,296	15.6%
Intersegment eliminations	(142)	(525)
Total segment operating income	506,675	474,423	6.8%

Gain from antitrust litigation settlements	3,480	35,600
LIFO credit	9,913	16,142
PharMEDium remediation costs	(19,344)	(15,501)
Acquisition-related intangibles amortization	(34,024)	(45,916)
Employee severance, litigation, and other	(60,006)	(75,553)
Operating income	$406,694	$389,195

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.08%	2.07%
Operating expenses	1.13%	1.13%
Operating income	0.95%	0.94%

Other
Gross profit	18.77%	19.40%
Operating expenses	13.29%	14.25%
Operating income	5.48%	5.15%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.72%	2.81%
Operating expenses	1.82%	1.91%
Operating income	0.90%	0.90%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.72%	2.72%
Adjusted operating expenses	1.60%	1.62%
Adjusted operating income	1.12%	1.10%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2019	2018	% Change
Pharmaceutical Distribution Services	$128,948,097	$119,972,917	7.5%
Other	5,070,905	4,736,552	7.1%
Intersegment eliminations	(67,683)	(66,970)

Revenue	$133,951,319	$124,642,499	7.5%

	Nine Months Ended June 30,
Operating income	2019	2018	% Change
Pharmaceutical Distribution Services	$1,301,948	$1,269,940	2.5%
Other	293,923	279,626	5.1%
Intersegment eliminations	(698)	(761)
Total segment operating income	1,595,173	1,548,805	3.0%

Gain from antitrust litigation settlements	142,735	35,938
LIFO credit	79,747	16,142
PharMEDium remediation costs	(55,736)	(38,007)
New York State Opioid Stewardship Act	22,000	—
Acquisition-related intangibles amortization	(125,770)	(130,267)
Employee severance, litigation, and other	(156,067)	(143,023)
Impairment of long-lived assets	(570,000)	—
Operating income	$932,082	$1,289,588

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.15%	2.17%
Operating expenses	1.14%	1.11%
Operating income	1.01%	1.06%

Other
Gross profit	19.27%	20.20%
Operating expenses	13.47%	14.30%
Operating income	5.80%	5.90%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.95%	2.87%
Operating expenses	2.26%	1.84%
Operating income	0.70%	1.03%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.80%	2.86%
Adjusted operating expenses	1.61%	1.62%
Adjusted operating income	1.19%	1.24%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$2,999,559	$2,492,516
Accounts receivable, net	11,989,030	11,314,226
Inventories	11,247,776	11,918,508
Right to recover asset [1]	1,001,632	—
Prepaid expenses and other	163,781	169,122
Total current assets	27,401,778	25,894,372

Property and equipment, net	1,767,426	1,892,424
Goodwill and other intangible assets	9,036,963	9,612,100
Other long-term assets	272,371	270,942

Total assets	$38,478,538	$37,669,838

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$27,807,403	$26,836,873
Other current liabilities	815,331	881,157
Short-term debt	166,137	151,657
Total current liabilities	28,788,871	27,869,687

Long-term debt	4,018,565	4,158,532

Accrued income taxes	276,708	299,600
Deferred income taxes	1,871,549	1,829,410
Other long-term liabilities	415,648	462,648

Total equity	3,107,197	3,049,961

Total liabilities and equity	$38,478,538	$37,669,838

1 Right to recover asset represents the inventory value associated with the accrual for estimated customer sales returns. The inventories balance at September 30, 2018 includes a $988.8 million accrual for estimated customer sales returns.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2019	2018
Operating Activities:
Net income	$721,828	$1,421,888
Adjustments to reconcile net income to net cash provided by operating activities [1,2]	957,240	(241,226)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(672,742)	(1,107,631)
Inventories	(280,148)	(51,724)
Accounts payable	964,667	463,939
Other [3]	(19,644)	260,797
Net cash provided by operating activities	1,671,201	746,043

Investing Activities:
Capital expenditures	(230,767)	(248,359)
Cost of acquired companies, net of cash acquired	(64,044)	(783,262)
Other	(2,222)	5,749
Net cash used in investing activities	(297,033)	(1,025,872)

Financing Activities:
Net (repayments) borrowings [4]	(130,493)	699,159
Payment of premium on early retirement of debt	—	(22,348)
Purchases of common stock [5]	(522,778)	(300,444)
Exercises of stock options	54,860	127,509
Cash dividends on common stock	(255,064)	(250,964)
Other	(13,650)	(19,270)
Net cash (used in) provided by financing activities	(867,125)	233,642

Increase (decrease) in cash and cash equivalents	507,043	(46,187)

Cash and cash equivalents at beginning of period	2,492,516	2,435,115

Cash and cash equivalents at end of period	$2,999,559	$2,388,928

________________________________________

[1]
Adjustments include a LIFO credit of $79.7 million and an impairment of long-lived assets of $570.0 million for the nine months ended June 30, 2019. Includes a LIFO credit of $16.1 million for the nine months ended June 30, 2018.

[2]
Includes a $747.4 million benefit for deferred income taxes for the nine months ended June 30, 2018, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

3 Includes a $269.5 million increase in income taxes payable for the nine months ended June 30, 2018, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform.

4 Net borrowings for the nine months ended June 30, 2018 were primarily used to finance the acquisition of H.D. Smith, which was completed on January 2, 2018.

5 Purchases of common stock in the nine months ended June 30, 2019 includes $24.0 million of September 2018 purchases that cash settled in October 2018 and excludes $0.1 million of June 2019 purchases that cash settled in July 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, LIFO expense (credit), and costs (credit) related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable expenses. The costs (credit) related to the New York State Opioid Stewardship Act are excluded because they are unusual, non-recurring and non-cash. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the New York State Opioid Stewardship Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, and impairment of long-lived assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs and the impairment of long-lived assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain on sale of an equity investment in fiscal 2019, the loss on consolidation of equity investments in fiscal 2018, the impairment on non-customer note receivable in fiscal 2018, and the loss on the early retirement of debt in fiscal 2018 are also excluded from adjusted income before income taxes because these amounts are unusual, non-operating, or non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•
Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•
Adjusted income tax expense (benefit): Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefit) associated with the same items that are described above and excluded from adjusted income before income taxes. In addition, the one-time U.S. tax reform ("Tax Reform") adjustments are excluded from adjusted income tax expense. Tax Reform includes a benefit, and any measurement period adjustments, from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income (loss) attributable to noncontrolling interest: Adjusted net income attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; costs (credit) related to the New York State Opioid Stewardship Act; acquisition-related intangibles amortization; employee severance, litigation, and other; gain on sale of an equity investment; impairment of long-lived assets; the loss on consolidation of equity investments; the impairment on non-customer note receivable; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2019 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2019 adjusted free cash flow guidance. For fiscal year 2019, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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